Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Leigh Ann Williams	Matt Beasley
	(405) 553-6947	(405) 558-4600

Enable Midstream Announces Second Quarter 2020 Financial and Operating Results

◦Contracted or extended over 950,000 dekatherms per day (Dth/d) of transportation capacity during second quarter 2020
◦Received a firm, 80,000 Dth/d commitment for Enable Mississippi River Transmission, LLC’s (MRT) Southbound Expansion project
◦Achieved record quarterly Ark-La-Tex Basin natural gas gathered volumes
◦On track to achieve the capital and cost reductions announced earlier this year
◦Reaffirming 2020 financial outlook
◦Declared a quarterly cash distribution of $0.16525 per unit on all outstanding common units and $0.625 on all outstanding Series A Preferred Units

OKLAHOMA CITY (Aug. 5, 2020) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for second quarter 2020.

Net income attributable to limited partners was $44 million for second quarter 2020, a decrease of $80 million compared to $124 million for second quarter 2019. Net income attributable to common units was $35 million for second quarter 2020, a decrease of $80 million compared to $115 million for second quarter 2019. Net cash provided by operating activities was $111 million for second quarter 2020, a decrease of $101 million compared to $212 million for second quarter 2019. Adjusted EBITDA was $224 million for second quarter 2020, a decrease of $57 million compared to $281 million for second quarter 2019. Distributable cash flow (DCF) was $148 million for second quarter 2020, a decrease of $49 million compared to $197 million for second quarter 2019.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for second quarter 2020 included a $5 million loss on commodity derivative activity, compared to a $16 million gain on commodity derivative activity for second quarter 2019, resulting in a decrease in net income of $21 million. The decrease of $21 million is comprised of a decrease related to the change in fair value of commodity derivatives of $23 million, partially offset by an increase in realized gain on commodity derivatives of $2 million.

For second quarter 2020, DCF exceeded declared distributions to common unitholders by $76 million, resulting in a distribution coverage ratio of 2.06x.

Exhibit 99.1

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio, please see “Non-GAAP Financial Measures.”

MANAGEMENT PERSPECTIVE

“With producers bringing shut-in wells in oilier plays back to our gathering systems earlier than anticipated, we saw less than expected curtailment of crude-focused production during the second quarter,” said Rod Sailor, president and CEO. “Highlighting the strength of the Haynesville Shale play, the second quarter also saw the highest quarter of natural gas gathered volumes in the Ark-La-Tex Basin since the partnership’s inception. Enable continues to operate at a high level of safety and reliability through these uncertain times, and we remain on track to achieve the capital and cost reductions announced in April of this year.”

BUSINESS AND FINANCIAL HIGHLIGHTS

During second quarter 2020, Enable contracted or extended over 950,000 Dth/d of firm transportation capacity, including previously announced recontracted capacity with Enable Gas Transmission, LLC’s (EGT) largest customer, CenterPoint Energy Resources Corp (CERC). The contract term for most of the renewed CERC capacity is nine years, and the effective date of the new contracts will be April 1, 2021.

On July 7, 2020, Federal Energy Regulatory Commission (FERC) staff issued a revised schedule for the completion of the environmental assessment for the Gulf Run Pipeline project. The FERC’s current schedule anticipates an environmental assessment will be issued by Oct. 29, 2020. The project is proceeding on schedule and is expected to be placed into service in late 2022, subject to FERC approval. EGT’s MASS project, a supply-driven project designed to deliver gas from the Anadarko and Arkoma basins to delivery points with access to emerging Gulf Coast markets and growing demand markets in the Southeast, also remains on schedule and is expected to be placed into service in the second quarter of 2021.

MRT recently received a five-year commitment for 80,000 Dth/d of firm capacity for the pipeline’s Southbound Expansion project. The project will provide transportation capacity from various receipt points on MRT’s East Line to various delivery points in MRT’s Market and Field Zones and is scheduled to go into service in the fourth quarter of 2020.

As of July 29, 2020, there were seven rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Three of those rigs were in the Anadarko Basin, three were in the Ark-La-Tex Basin and one was in the Williston Basin. The partnership’s Ark-La-Tex Basin natural gas gathering system gathered record quarterly volumes for second quarter 2020, driven by continued producer investment in the Haynesville Shale play. Producers continue to bring shut-in natural gas, crude oil and condensate volumes back online, and Enable has not experienced a degradation in production from these wells.

During second quarter 2020, the partnership repurchased approximately $22 million aggregate principal amount of senior notes in the open market for approximately $17 million plus accrued interest. These repurchases resulted in a $5 million gain on extinguishment of debt. The partnership will continue to evaluate opportunistic note repurchases based on market conditions and available liquidity.

Exhibit 99.1
QUARTERLY DISTRIBUTIONS

On Aug. 4, 2020, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.16525 per unit on all outstanding common units for the quarter ended June 30, 2020. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.16525 per unit on all outstanding common units will be paid Aug. 25, 2020, to unitholders of record at the close of business Aug. 18, 2020.

The board declared a quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units for the quarter ended June 30, 2020. The quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units will be paid Aug. 14, 2020, to unitholders of record at the close of business Aug. 4, 2020.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.14 trillion British thermal units per day (TBtu/d) for second quarter 2020, a decrease of 10% compared to 4.62 TBtu/d for second quarter 2019. The decrease was primarily due to shut-in production in the Anadarko Basin, partially offset by higher gathered volumes in the Ark-La-Tex Basin.

Natural gas processed volumes were 2.04 TBtu/d for second quarter 2020, a decrease of 20% compared to 2.54 TBtu/d for second quarter 2019. The decrease was due to lower processed volumes across all basins.

Crude oil and condensate gathered volumes were 84.68 thousand barrels per day (MBbl/d) for second quarter 2020, a decrease of 29% compared to 119.34 MBbl/d for second quarter 2019. The decrease was primarily due to a decrease in crude oil and condensate gathered volumes as a result of shut-in production in the Anadarko and Williston Basins.

Transported volumes were 5.40 TBtu/d for second quarter 2020, a decrease of 11% compared to 6.04 TBtu/d for second quarter 2019. The decrease was primarily due to lower transported volumes due to decreased production in the Anadarko Basin.

Interstate transportation firm contracted capacity was 5.78 billion cubic feet per day (Bcf/d) for second quarter 2020, a decrease of 9% compared to 6.38 Bcf/d for second quarter 2019. The decrease was primarily related to contract expirations, including lower recontracted capacity on the MRT system.

Intrastate transportation average deliveries were 1.67 TBtu/d for second quarter 2020, a decrease of 19% compared to 2.06 TBtu/d for second quarter 2019. The decrease was primarily due to decreased production in the Anadarko Basin.

SECOND QUARTER FINANCIAL PERFORMANCE

Revenues were $515 million for second quarter 2020, a decrease of $220 million compared to $735 million for second quarter 2019. Revenues are net of $59 million of intercompany eliminations for second quarter 2020 and $104 million of intercompany eliminations for second quarter 2019.

Exhibit 99.1
Gathering and processing segment revenues were $391 million for second quarter 2020, a decrease of $196 million compared to $587 million for second quarter 2019. The decrease in gathering and processing segment revenues was primarily due to:
•a decrease in revenues from natural gas liquids (NGL) sales primarily due to lower average market prices for NGL products and lower processed volumes as well as a decrease in revenues from natural gas sales due to lower average sales prices and lower sales volumes,
•a decrease in processing service revenues due to lower processed volumes under fee-based arrangements, partially offset by the recognition of certain annual minimum processing fees,
•a decrease in changes in the fair value of natural gas, condensate and NGL derivatives,
•a decrease in crude oil, condensate and produced water gathering revenues primarily due to a decrease in gathered volumes,
•a decrease in natural gas gathering revenues due to lower gathered volumes in the Anadarko and Arkoma Basins and lower shortfall payments associated with the expiration of certain minimum volume commitment contracts in the Ark-La-Tex and Arkoma Basins, partially offset by higher revenue associated with the third quarter 2019 amendment of certain minimum volume commitment contracts in the Arkoma Basin and
•a decrease in intercompany management fees.

These decreases were partially offset by an increase in realized gains on natural gas, condensate and NGL derivatives.

Transportation and storage segment revenues were $183 million for second quarter 2020, a decrease of $69 million compared to $252 million for second quarter 2019. The decrease in transportation and storage segment revenues was primarily due to:
•a decrease in revenues from natural gas sales primarily due to lower sales volumes and lower average sales prices,
•a decrease in firm transportation and storage services due to lower interstate contracted capacity and lower rates on certain contracts for intrastate service with power generators, partially offset by higher recognized rates subsequent to the settlement of the MRT rate cases,
•a decrease in volume-dependent transportation and storage revenues due to lower off-system intrastate transportation rates and lower transported volumes due to decreased production activity in the Anadarko Basin,
•a decrease in revenues from NGL sales due to lower average sales prices and lower volumes, and
•a decrease due to realized losses on natural gas derivatives.

Gross margin was $338 million for second quarter 2020, a decrease of $80 million compared to $418 million for second quarter 2019.

Gathering and processing segment gross margin was $215 million for second quarter 2020, a decrease of $75 million compared to $290 million for second quarter 2019. The decrease in gathering and processing segment gross margin was primarily due to:
•a decrease in revenues from natural gas sales due to lower average sales prices and lower sales volumes,
•a decrease in changes in the fair value of natural gas, condensate and NGL derivatives,
•a decrease in revenues from NGL sales due to lower average sales prices for NGL products,
•a decrease in crude, condensate and produced water gathering revenues primarily due to a decrease in gathered volumes,

Exhibit 99.1
•a decrease in natural gas gathering fees due to lower gathered volumes in the Anadarko and Arkoma Basins and lower shortfall payments associated with the expiration of certain minimum volume commitment contracts in the Ark-La-Tex and Arkoma Basins, partially offset by higher revenue associated with the third quarter 2019 amendment of certain minimum volume commitment contracts in the Arkoma Basin and
•a decrease in intercompany management fees.

These decreases were partially offset by an increase in realized gains on natural gas, condensate and NGL derivatives.

Transportation and storage segment gross margin was $124 million for second quarter 2020, a decrease of $5 million compared to $129 million for second quarter 2019. The decrease in transportation and storage segment gross margin was primarily due to:
•a decrease in firm transportation and storage services due to lower interstate contracted capacity and lower rates on certain contracts for intrastate service with power generators, partially offset by higher recognized rates subsequent to the settlement of the MRT rate case,
•a decrease in volume-dependent transportation and storage revenues due to lower off-system intrastate transportation rates and lower transported volumes due to decreased production activity in the Anadarko Basin,
•an increase in realized losses on natural gas derivatives, and
•a decrease in revenues from NGL sales due to lower average sales prices and lower volumes.

These decreases were partially offset by an increase in system management activities and a reduction in lower of cost or net realizable value adjustments related to natural gas storage inventories.

Operation and maintenance and general and administrative expenses were $136 million for second quarter 2020, an increase of $12 million compared to $124 million for second quarter 2019. The increase in operation and maintenance and general and administrative expenses was primarily due to a loss on retirement of an Ark-La-Tex gathering system in 2020, partially offset by a decrease in compressor rentals and a decrease in materials and supplies due to the timing of operation and maintenance activities and lower maintenance on treating plants as compared to the prior year.

Depreciation and amortization expense was $105 million for second quarter 2020, a decrease of $5 million compared to $110 million for second quarter 2019. The decrease in depreciation and amortization expense was primarily related to new depreciation rates implemented in the prior year, which resulted in higher depreciation expense in 2019 for certain assets with shorter remaining useful lives, as compared to 2020.

Interest expense was $46 million for second quarter 2020, a decrease of $2 million compared to $48 million for second quarter 2019. The decrease was primarily due to lower interest rates on the partnership’s short-term borrowings.

Capital expenditures were $48 million for second quarter 2020, compared to $109 million for second quarter 2019. Expansion capital expenditures were $26 million for second quarter 2020, compared to $83 million for second quarter 2019. Maintenance capital expenditures were $22 million for second quarter 2020, compared to $26 million for second quarter 2019.

Exhibit 99.1
2020 OUTLOOK

Enable reaffirms the 2020 outlook presented in its first quarter 2020 financial results press release dated May 6, 2020.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 10 a.m. EDT (9 a.m. CDT). The toll-free dial-in number to access the conference call is 833-968-1938, and the international dial-in number is 778-560-2726. The conference call ID is 7684665. Investors may also listen to the call via Enable’s website at https://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at https://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://www.enablemidstream.com. On the Investor Relations section of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the Investor Relations section of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:
•Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;
•press releases on quarterly distributions, quarterly earnings and other developments;
•governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;
•information on events and presentations, including an archive of available calls, webcasts and presentations;
•news and other announcements that Enable may post from time to time that investors may find useful or interesting; and
•opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 14,000 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50%), approximately 2,200 miles of intrastate pipelines and seven natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit https://www.enablemidstream.com.

Exhibit 99.1
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Enable’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Enable’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Brokers and nominees, and not Enable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio in this press release based on information in its consolidated financial statements.
Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:
•Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;
•The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;
•Enable’s ability to incur and service debt and fund capital expenditures; and
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1
FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including our 2020 outlook presented in our first quarter 2020 financial results press release dated May 6, 2020, which was reaffirmed in this press release. In particular, our statements with respect to continuity plans and preparedness measures we have implemented in response to the novel coronavirus (COVID-19) pandemic and its expected impact on our business, operations, earnings and results are forward-looking statements. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release, our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 (March 31 Quarterly Report), and our Annual Report on Form 10-K for the year ended Dec. 31, 2019 (Annual Report). Those risk factors and other factors noted throughout this press release and in our March 31 Quarterly Report and Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1
ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$196	$393	$484	$836
Service revenue	319	342	679	694
Total Revenues	515	735	1,163	1,530
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	177	317	403	695
Operation and maintenance	115	99	217	202
General and administrative	21	25	45	51
Depreciation and amortization	105	110	209	215
Impairments	—	—	28	—
Taxes other than income tax	17	17	35	35
Total Cost and Expenses	435	568	937	1,198
Operating Income	80	167	226	332
Other Income (Expense):
Interest expense	(46)	(48)	(93)	(94)
Equity in earnings of equity method affiliate	5	4	11	7
Other, net	5	1	5	1
Total Other Expense	(36)	(43)	(77)	(86)
Income Before Income Tax	44	124	149	246
Income tax benefit	—	—	—	(1)
Net Income	$44	$124	$149	$247
Less: Net (loss) income attributable to noncontrolling interest	—	—	(7)	1
Net Income Attributable to Limited Partners	$44	$124	$156	$246
Less: Series A Preferred Unit distributions	9	9	18	18
Net Income Attributable to Common Units	$35	$115	$138	$228

Basic earnings per unit
Common units	$0.08	$0.26	$0.32	$0.52
Diluted earnings per unit
Common units	$0.08	$0.26	$0.30	$0.52

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$196	$393	$484	$836
Service revenue	319	342	679	694
Total Revenues	515	735	1,163	1,530
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	177	317	403	695
Gross margin	$338	$418	$760	$835

Reportable Segments
Gathering and Processing
Product sales	$193	$379	$468	$802
Service revenue	198	208	400	415
Total Revenues	391	587	868	1,217
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	176	297	387	657
Gross margin	$215	$290	$481	$560

Transportation and Storage
Product sales	$59	$114	$134	$281
Service revenue	124	138	283	287
Total Revenues	183	252	417	568
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	59	123	137	292
Gross margin	$124	$129	$280	$276

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$44	$124	$156	$246
Depreciation and amortization expense	105	110	209	215
Interest expense, net of interest income	45	47	92	93
Income tax benefit	—	—	—	(1)
Distributions received from equity method affiliate in excess of equity earnings	4	—	8	9
Non-cash equity-based compensation	3	5	7	9
Change in fair value of derivatives (1)	12	(11)	2	1
Other non-cash losses (2)	17	6	22	7
Impairments	—	—	28	—
Gain on extinguishment of debt	(5)	—	(5)	—
Noncontrolling Interest Share of Adjusted EBITDA	(1)	—	(9)	(1)
Adjusted EBITDA	$224	$281	$510	$578
Series A Preferred Unit distributions (3)	(9)	(9)	(18)	(18)
Distributions for phantom and performance units (4)	(1)	—	(1)	(9)
Adjusted interest expense (5)	(45)	(49)	(92)	(96)
Maintenance capital expenditures	(22)	(26)	(38)	(50)
Current income taxes	1	—	1	—
DCF	$148	$197	$362	$405

Distributions related to common unitholders (6)	$72	$144	$144	$282

Distribution coverage ratio (7)	2.06	1.37	2.51	1.44
___________________
(1)Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.
(2)Other non-cash losses includes write-downs and net loss on sale and retirement of assets.
(3)This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and six months ended June 30, 2020 and 2019. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.
(4)Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.
(5)See below for a reconciliation of Adjusted interest expense to Interest expense.
(6)Represents cash distributions declared for common units outstanding as of each respective period. Amounts for 2020 reflect estimated cash distributions for common units outstanding for the quarter ended June 30, 2020.
(7)Distribution coverage ratio is computed by dividing DCF by Distributions related to common unitholders.

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$111	$212	$311	$427
Interest expense, net of interest income	45	47	92	93
Noncontrolling interest share of cash provided by operating activities	(1)	—	(2)	(1)
Current income taxes	1	1	1	—
Other non-cash items (1)	(2)	4	2	4
Changes in operating working capital which (provided) used cash:
Accounts receivable	30	(28)	(30)	(57)
Accounts payable	12	57	70	112
Other, including changes in noncurrent assets and liabilities	12	(1)	56	(10)
Return of investment in equity method affiliate	4	—	8	9
Change in fair value of derivatives (2)	12	(11)	2	1
Adjusted EBITDA	$224	$281	$510	$578
____________________
(1)Other non-cash items includes write-downs of assets.
(2)Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense	$46	$48	$93	$94
Interest income	(1)	(1)	(1)	(1)
Amortization of premium on long-term debt	—	2	1	3
Capitalized interest on expansion capital	1	—	1	1
Amortization of debt expense and discount	(1)	—	(2)	(1)
Adjusted interest expense	$45	$49	$92	$96

Exhibit 99.1
ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Operating Data:
Natural gas gathered volumes—TBtu	377	420	788	829
Natural gas gathered volumes—TBtu/d	4.14	4.62	4.33	4.58
Natural gas processed volumes—TBtu (1)	185	231	408	460
Natural gas processed volumes—TBtu/d (1)	2.04	2.54	2.24	2.54
NGLs produced—MBbl/d (1)(2)	112.78	130.10	116.82	134.13
NGLs sold—MBbl/d (2)(3)	122.99	136.34	122.15	138.20
Condensate sold—MBbl/d	5.68	7.60	6.96	7.97
Crude oil and condensate gathered volumes—MBbl/d	84.68	119.34	112.97	113.65
Transported volumes—TBtu	495	554	1,092	1,154
Transported volumes—TBtu/d	5.40	6.04	5.98	6.36
Interstate firm contracted capacity—Bcf/d	5.78	6.38	6.13	6.45
Intrastate average deliveries—TBtu/d	1.67	2.06	1.87	2.19
____________________
(1)Includes volumes under third-party processing arrangements.
(2)Excludes condensate.
(3)NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Anadarko
Gathered volumes—TBtu/d	1.89	2.33	2.09	2.34
Natural gas processed volumes—TBtu/d (1)	1.73	2.08	1.90	2.10
NGLs produced—MBbl/d (1)(2)	100.34	112.19	103.46	116.30
Crude oil and condensate gathered volumes—MBbl/d	61.40	79.96	87.94	78.26
Arkoma
Gathered volumes—TBtu/d	0.39	0.49	0.41	0.49
Natural gas processed volumes—TBtu/d (1)	0.08	0.10	0.08	0.10
NGLs produced—MBbl/d (1)(2)	4.05	7.02	3.97	6.63
Ark-La-Tex
Gathered volumes—TBtu/d	1.86	1.80	1.83	1.75
Natural gas processed volumes—TBtu/d	0.23	0.36	0.26	0.34
NGLs produced—MBbl/d (2)	8.39	10.89	9.39	11.20
Williston
Crude oil gathered volumes—MBbl/d	23.28	39.38	25.03	35.39
__________________
(1)Includes volumes under third-party processing arrangements.
(2)Excludes condensate.